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                                                                     Exhibit 4.2
                                                                     -----------


                 ARTICLES OF AMENDMENT TO THE RESTATED CHARTER
                 ---------------------------------------------

                                       OF
                                       --

                                 CHATTEM, INC.
                                 -------------


          Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Restated Charter:

     1. The name of the corporation is Chattem, Inc.

     2. The text of the amendment adopted is:

        Article 2 of the Restated Charter is amended to provide in its entirety as follows:

        2. The maximum number of shares which the corporation is authorized to issue is fifty-one million (51,000,000) consisting of fifty million (50,000,000) common shares without par value and one million (1,000,000) preferred shares, which preferred shares shall be issuable in one or more series.

     3. The amendment was duly adopted on January 26, 1999 by the Board of Directors of the corporation.

     4. The amendment was duly approved by the shareholders of the corporation at the annual meeting of shareholders held April 14, 1999.

        Dated this 16th day of April, 1999.


                                    CHATTEM, INC.


                                    By: /s/ A. Alexander Taylor II
                                        ---------------------------------
                                        A. Alexander Taylor II,
                                        President